Exhibit 99.6
Offer Memorandum dated 14 December 2006
Public Exchange Offer
by
IsoTis, Inc., a Delaware corporation, having its registered office in Delaware at 2711 Centerville, Suite 400, City of Wilmington, County of New Castle and its principal executive office at 2 Goodyear, Irvine, California 92618, USA for all issued and outstanding
Registered Shares with a Nominal Value of CHF 1.00 each of ISOTIS SA, a Swiss corporation having its registered office at Rue de Sébeillon 1-3, 1004 Lausanne, Switzerland

Overview:	IsoTis, Inc. (“IsoTis Inc.” or the “Offeror”) launches a public exchange offer (the “Exchange Offer”) for all issued and outstanding registered shares in the share capital of ISOTIS SA (“IsoTis” or the “Company”) with a nominal value of CHF 1.00 (the “IsoTis Swiss Shares”, holders of such shares being referred to as “Shareholders”). The primary purpose of the Exchange Offer is to reorganize IsoTis into the United States and to cause existing Shareholders to receive common shares in a US company with a nominal value of USD 0.0001 each (the “IsoTis US Shares”) that are listed on the NASDAQ Global Market.

In the light of the fact that the IsoTis Swiss Shares are listed on the SWX Swiss Exchange, Euronext Amsterdam N.V. and the Toronto Stock Exchange, the Exchange Offer is being made in accordance with the applicable laws and on the same terms and conditions in each of those jurisdictions. The Offeror makes available an exchange offer memorandum in each of these jurisdictions that complies with the applicable laws of that jurisdiction (in Switzerland, the “Offer Memorandum,” and in the Netherlands and Canada, the “Foreign Offer Memorandum”) whereby the Exchange Offer conditions are the same in each of these jurisdictions.

The Foreign Offer Memorandum may contain more detailed information (including financial information) and can be obtained free of charge from the Dutch Exchange Agent and the Canadian/US Soliciting Dealer (see chapter 14 ‘Addresses’ below) and is available on the Company’s website at http://investors.isotis.com.

Exchange ratio:	One (1) IsoTis US Share for every ten (10) IsoTis Swiss Shares

Offer Period:	15 December 2006 to 19 January 2007, 4:00 p.m. CET (subject to extension)

Securities	Security Number	ISIN	Ticker Symbol
IsoTis Swiss Shares	1 257 252	CH0012572522	ISON SW

Tendered IsoTis Swiss Shares (second trading line)	2 791 109	CH0027911095	ISONE

IsoTis US Shares	46489T 10 9	US46489T1097	ISOT(reserved
pending listing
approval)

Swiss Exchange Agent: Bank Sarasin & Co. Ltd
Dutch Exchange Agent: ABN AMRO Bank N.V.
Canadian/US Soliciting Dealer: RBC Capital Markets
Transfer Agent: U.S. Stock Transfer Corporation
Offer Restrictions:
General
The Exchange Offer is not being made to any Shareholder in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by the terms of this Exchange Offer. Persons obtaining the Offer Memorandum are required to take due note and observe all such restrictions and obtain any necessary authorizations, approvals or consents. The terms of this Offer Memorandum shall not be con-

strued as any form of representation to the effect that this Offer Memorandum complies with any such restriction and neither the Offeror, nor IsoTis, nor any of their advisors accept any liability for any violation by any person of any such restriction. Any person (including, without limitation, custodians, nominees and trustees) who would or otherwise intends to forward this Offer Memorandum or any related document to any jurisdiction outside Switzerland, the Netherlands, the United States or Canada, should carefully read this section before taking any action. The distribution of this document in jurisdictions other than Switzerland, the Netherlands, the United States or Canada may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.
The Netherlands
The IsoTis Swiss Shares are also listed on Euronext Amsterdam N.V. Shareholders resident in the Netherlands or trading their shares through Euronext Amsterdam N.V. are invited to tender their IsoTis Swiss Shares through the Foreign Offer Memorandum, which is being made available simultaneously with this Offer Memorandum and which complies with Dutch law.
Canada
The IsoTis Swiss Shares are also listed on the Toronto Stock Exchange. Shareholders resident in Canada or trading their shares through the Toronto Stock Exchange are invited to tender their IsoTis Swiss Shares through the Foreign Offer Memorandum, which is being made available simultaneously with this Offer Memorandum and which complies with Canadian law. Canadian Shareholders who tender their IsoTis Swiss Shares under this Offer Memorandum (instead of the Foreign Offer Memorandum) may have adverse Canadian tax consequences and are advised to consider the tax section set out in chapter 10.7 below. For a detailed tax description applicable to Canadian Shareholders tendering under the Foreign Offer Memorandum as suggested, please see the Foreign Offer Memorandum.
USA
The Exchange Offer is being made for the shares of a Swiss company that are listed on the SWX Swiss Exchange, on Euronext Amsterdam N.V. and the Toronto Stock Exchange. The Exchange Offer is subject to disclosure requirements of Switzerland, the Netherlands and Canada, which requirements may be different from those of the United States. It may be difficult for US Shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since IsoTis and some of its officers and directors are located in a foreign country. US Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment. US Shareholders should be aware that, to the extent permissible, the Offeror may purchase IsoTis Swiss Shares otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.

Swiss Exchange Agent
IsoTis has retained Bank Sarasin & Co. Ltd as Swiss exchange agent (the “Swiss Exchange Agent”). The Swiss Exchange Agent has not prepared this Offer Memorandum, and no representation or warranty, express or implied, is made by the Swiss Exchange Agent or any of its respective affiliates or any person acting on its behalf as to the accuracy or completeness of the information contained in this Offer Memorandum.
Dutch Exchange Agent
IsoTis has retained ABN AMRO Bank N.V. as Dutch exchange agent (the “Dutch Exchange Agent”). The Dutch Exchange Agent has not prepared this Offer Memorandum, and no representation or warranty, express or implied, is made by the Dutch Exchange Agent or any of its respective affiliates or any person acting on its behalf as to the accuracy or completeness of the information contained in this Offer Memorandum.
Canadian/US Soliciting Dealer
IsoTis has retained RBC Capital Markets as Canadian/US soliciting dealer (the “Canadian/US Soliciting Dealer”). The Canadian/US Soliciting Dealer has not prepared this Offer Memorandum, and no representation or warranty, express or implied, is made by the Canadian/US Soliciting Dealer or any of its respective affiliates or any person acting on its behalf as to the accuracy or completeness of the information contained in this Offer Memorandum.
Forward Looking Statements
This Offer Memorandum may include forward-looking statements that involve risk and uncertainty. Generally, words such as ‘may’, ‘will’, ‘expect’, ‘intend’, ‘estimate’, ‘anticipate’, ‘believe’, ‘plan’, ‘seek’, ‘continue’ or similar expressions, or the negative of such expressions, identify forward-looking statements. Although each of IsoTis and the Offeror, each with respect to the statements it has provided, believes the expectations reflected in such forward-looking statements are based on reasonable assumptions and are, to the best of their knowledge, true and accurate at the date of this Offer Memorandum, no assurance can be given that such projections will be fulfilled, and no representations are made as to the accuracy and completeness of such forward-looking statements with respect to any date after the date of this Offer Memorandum. Any such forward-looking statements must be considered along with the knowledge that actual events or results may vary materially from such predictions due to, among other things, political, economic or legal changes in the markets and environment in which IsoTis and/or the Offeror do business, and competitive developments or risks inherent to each of IsoTis’ and/or the Offeror’s business plans. These risks, uncertainties and assumptions may cause the actual results, performance or achievements of IsoTis and those of the Offeror, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Moreover, Shareholders should not interpret statements regarding past trends or activities as representations that these trends and activities will continue in the future.
IsoTis and the Offeror undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
The information included in this Offer Memorandum reflects the situation as of the date of this Offer Memorandum. Under no circumstances may the issue and distribution of this Offer Memoran-

dum be interpreted as implying that the information contained herein is true and accurate at a later date than the date of this Offer Memorandum.
Risks
The primary purpose of the Exchange Offer is to reorganize IsoTis into the United States and to cause existing Shareholders to receive shares in a US company that are listed on the NASDAQ Global Market. IsoTis will become a subsidiary of the Offeror and the Offeror will have no business other than the business of IsoTis acquired in the Exchange Offer. As a result, following the Exchange Offer, the business and financial condition of the Offeror will be identical to that of IsoTis prior to the Exchange Offer, less the costs and expenses incurred in connection with accomplishing the Exchange Offer and the listing of the IsoTis US Shares on the NASDAQ Global Market. Nevertheless, tendering the IsoTis Swiss Shares under the Exchange Offer involves an investment in the Offeror. Given the rights attached to the IsoTis US Shares, such an investment in the IsoTis US Shares involves a certain degree of risk and is suitable only for investors who have the knowledge and experience in financial matters necessary to enable them to evaluate the risks and merits of an investment in the IsoTis US Shares. Shareholders should consider the suitability of an investment in the IsoTis US Shares in light of their own financial, fiscal, regulatory and other circumstances. Furthermore, investors are advised to consider the ‘Risk Factors’ under chapter 5 below.

Contents

Exchange Offer			8
1.	The Exchange Offer		9
	1.1	Introduction	9
	1.2	Scope of the Exchange Offer	9
	1.3	Exchange Ratio	9
	1.4	Fractions	10
	1.5	Offer Period	10
	1.6	Additional Acceptance Period	11
	1.7	Conditions	11
	1.8	Completion	12
2.	Information regarding the Offeror		13
	2.1	Name, Seat, Duration	13
	2.2	Purpose and business of the Offeror	13
	2.3	Capital and Shares	13
	2.4	Information regarding IsoTis US Shares	14
	2.5	Tender Offer Rules	16
	2.6	Significant Shareholders	16
	2.7	Listing	17
	2.8	Board of Directors	17
	2.9	Persons Acting in Concert	17
	2.10	Financial Information	18
	2.11	Material Changes	18
3.	Financing		18
4.	Information regarding IsoTis		18
	4.1	General Information	18
	4.2	Intentions of IsoTis Inc. regarding IsoTis	19
	4.3	Confidential Information	20
	4.4	Agreements	20
5.	Risk Factors		20
	5.1	Risks Relating to the Exchange Offer	21
	5.2	Risks relating to the IsoTis US Shares	22
6.	Publication		24
7.	Report of the Independent Review Body Regarding the Offer Memorandum pursuant to article 25 SESTA		24
8.	Report of the Board of Directors of IsoTis pursuant to article 29 SESTA		25
	8.1	The Management and Board of Directors	25
	8.2	IsoTis Swiss Shares and options held directly or indirectly by members of the Board	27
	8.3	Background	28
	8.4	Process overview	29
	8.5	Further considerations regarding the Exchange Offer	29
	8.6	Financial Statements	30
	8.7	Intention of Shareholders holding more than 5 percent of the voting rights	30
	8.8	Recommendation	30
9.	Recommendation of the Swiss Takeover Board		31
10.	Consummation of the Exchange Offer		31
	10.1	Information/Registration	31
	10.2	Exchange and Paying Agents	32
	10.3	Tendered IsoTis Swiss Shares	32
	10.4	Withdrawal Rights	32
	10.5	Exchange and Settlement	33
	10.6	Dividend Rights	33
	10.7	Costs and Taxes	33
	10.8	Squeezeout and Delisting	35
	10.9	Trading of the Tendered IsoTis Swiss Shares on the SWX Swiss Exchange	36
11.	Table of Contents of the Foreign Offer Memorandum		36
12.	Applicable Law and Place of Jurisdiction		39

13.	Indicative Timetable	39
14.	Addresses	40
A.	Opening balance sheet IsoTis Inc.	41
B.	US Withholding Tax on future dividend payments	42

Exchange Offer
The information included in this Offer Memorandum relates to the Exchange Offer by IsoTis Inc., in accordance with article 22 et seq. of the Swiss Federal Act on Stock Exchanges and Securities Trading (the “SESTA”).
IsoTis Inc. is a wholly owned subsidiary of IsoTis. The purpose of the Exchange Offer is to establish IsoTis Inc. as the new holding company of IsoTis. For such purpose, the Shareholders are offered to tender their IsoTis Swiss Shares against shares in IsoTis Inc. which are expected to be listed on the NASDAQ Global Market.
In exchange for each ten (10) IsoTis Swiss Shares tendered under the terms and conditions of the Exchange Offer, the Offeror offers one (1) IsoTis US Share. Following the Exchange Offer and assuming that all IsoTis Swiss Shares are tendered in the Exchange Offer, IsoTis will become a wholly-owned subsidiary of the Offeror, the Shareholders will own 100% of the Offeror and each Shareholder will hold the same percentage of the Offeror as their former ownership of IsoTis. Following the Exchange Offer, the Offeror may issue additional shares in a capital-raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror (see chapter 5.2, ‘Risks relating to the IsoTis US Shares’). The Exchange Offer is subject to certain conditions and restrictions, as set out, inter alia, above and in chapter 1 (‘The Exchange Offer’). The board of directors of IsoTis unanimously supports the Exchange Offer and fully recommends the Shareholders to accept the Exchange Offer (See chapter 8, ‘Report of the Board of Directors of IsoTis pursuant to article 29 SESTA’).
Assuming the 70,946,612 IsoTis Swiss Shares issued and outstanding as of 30 November 2006 are tendered under the Exchange Offer, a total of 7,094,661 IsoTis US Shares will be issued. Following the Exchange Offer, the 100 IsoTis US Shares held by IsoTis and outstanding prior to the Exchange Offer will be cancelled and, assuming the 70,946,612 IsoTis Swiss Shares issued and outstanding as of 30 November 2006 are tendered under the Exchange Offer, the 7,094,661 IsoTis US Shares issued in the Exchange Offer will represent 100% of the outstanding shares and voting rights of the Offeror. Based on the 70,946,612 IsoTis Swiss Shares issued and outstanding as of 30 November 2006, the maximum of 7,094,661 IsoTis US Shares offered to the Shareholders will represent 100% of the share capital and voting rights of the Offeror after the Settlement Dates (as defined in chapter 1.8 ‘Completion’ below) and following cancellation of the 100 shares held by IsoTis. Following the Exchange Offer, the Offeror may issue additional shares in a capital-raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror (see chapter 5.2, ‘Risks relating to the IsoTis US Shares’).

1. The Exchange Offer
1.1 Introduction
IsoTis Inc. has published the pre-announcement of this Exchange Offer on 6 November 2006 in the electronic media and on 9 November 2006 in the “Neue Zürcher Zeitung” and “Le Temps”.
1.2 Scope of the Exchange Offer
Except as set forth under ‘Offer Restrictions’ above, the Exchange Offer is being made for all issued and outstanding IsoTis Swiss Shares.
Accordingly, based on the number of IsoTis Swiss Shares issued and outstanding and available for issuance out of IsoTis’ conditional share capital as of 30 November 2006, the Exchange Offer is being made for a maximum of 78,940,713 IsoTis Swiss Shares, as set out in the following overview:

Issued IsoTis Swiss Shares	70,946,612	*

Maximum number of IsoTis Swiss Shares that could be issued based on IsoTis ‘ conditional share capital	7,994,101

Maximum number of IsoTis Swiss Shares to which the Exchange Offer pertains	78,940,713

*	This number includes 234,067 treasury IsoTis Swiss Shares held by the Company.
As of 30 November 2006, IsoTis had options outstanding to acquire approximately 6,746,639 IsoTis Swiss Shares. The options have been issued under stock option plans of IsoTis and are not listed. Concurrently with the Exchange Offer, the Offeror intends to exchange each outstanding option to acquire IsoTis Swiss Shares for a similar option to acquire IsoTis US Shares on the same general terms and conditions and as adjusted to reflect the exchange ratio in the Exchange Offer.
1.3 Exchange Ratio
One (1) IsoTis US Share for every ten (10) IsoTis Swiss Shares.
The primary purpose of the Exchange Offer is to reorganize IsoTis into the United States and to cause existing Shareholders to receive shares in a US company that are listed on the NASDAQ

Global Market. To accomplish this, IsoTis has formed a US subsidiary incorporated in the State of Delaware (the Offeror), and has caused the Offeror to make the Exchange Offer for all issued and outstanding IsoTis Swiss Shares. For purposes of complying with the listing standards for the NASDAQ Global Market, the Offeror is offering one (1) IsoTis US Share for every ten (10) IsoTis Swiss Shares. Following the Exchange Offer and assuming that all IsoTis Swiss Shares are tendered in the Exchange Offer, IsoTis will become a wholly owned subsidiary of the Offeror, the Shareholders will own 100% of the Offeror and each Shareholder will hold the same percentage of the Offeror as their former ownership in IsoTis. Following the Exchange Offer, the Offeror may issue additional shares in a capital-raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror (see chapter 5.2 ‘Risks relating to the IsoTis US Shares’; with respect to the rights attached to the IsoTis US Shares, please see chapter 2.4 ‘Information regarding IsoTis US Shares’).
Share price information concerning the IsoTis Swiss Shares: The range of closing prices of the IsoTis Swiss Shares on the SWX Swiss Exchange was as follows during the periods indicated (in CHF):

	2003	2004	2005	2006*

High	3.50	2.93	2.14	2.10
Low	0.71	1.21	1.50	1.46
*1  January 2006 until 3 November 2006. (Source: Bloomberg)
The closing price of IsoTis Swiss Shares on SWX Swiss Exchange on 3 November 2006, i.e. on the trading day prior to the pre-announcement, was CHF 1.73.
1.4 Fractions
Fractional entitlements to IsoTis US Shares resulting from the exchange ratio will not be delivered but compensated in cash by the Offeror at CHF 1.5667 (respectively EUR 0.9849 and CAD 1.4266, as the case may be, if settled under the Foreign Offer Memorandum) per corresponding IsoTis Swiss Share, which amount corresponds to the 30 days’ average opening price for IsoTis Swiss Shares on the SWX Swiss Exchange during the 30 trading days preceding the publication of the pre-announcement on 6 November 2006.
1.5 Offer Period
The Offer Memorandum has been published on 14 December 2006. Dutch law requires that the offer period will start the day after publication of the Offer Memorandum. The offer period therefore begins on 15 December 2006 and ends on 19 January 2007, 4:00 p.m. CET (the “Offer Period”).
IsoTis Inc. reserves the right to extend the Offer Period up to a total of 40 trading days. In case of an extension of the Offer Period, the start of the Additional Acceptance Period and the Settlement

Dates as defined below will be postponed accordingly. An extension of the Offer Period beyond 40 trading days may occur with the consent of the Swiss Takeover Board.
If the Offer Period is extended, the Shareholders will have the right to withdraw the IsoTis Swiss Shares tendered during the initial Offer Period (see chapter 10.4 ‘Withdrawal Rights’).
1.6 Additional Acceptance Period
If the Exchange Offer is being declared unconditional, an additional acceptance period of ten trading days (the “Additional Acceptance Period”) for subsequent acceptance of the Exchange Offer will be available after the expiration of the (possibly extended) Offer Period. If the Offer Period is not extended, the Additional Acceptance Period is expected to run from 25 January 2007 to 7 February 2007.
1.7 Conditions
The Exchange Offer is subject to the fulfillment of the following conditions:
a.	By the end of the Offer Period, the IsoTis Swiss Shares tendered under the Exchange Offer, together with the IsoTis Swiss Shares, directly or indirectly held by the Offeror for its own account, represent at least 67% of the Company’s issued and outstanding share capital including the maximum number of shares that could be issued based on IsoTis’ conditional share capital.

b.	On or prior to the end of the Offer Period:
i.	the IsoTis US Shares shall have been authorized for listing on the NASDAQ Global Market, subject to notification of issuance;

ii.	no court or governmental body shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the Exchange Offer;

iii.	all waiting periods under antitrust laws applicable to the acquisition of the Company by the Offeror shall have expired or been terminated and all competent domestic, international and supranational merger control authorities shall have approved and/or granted clearance of the acquisition of the Company by the Offeror without them or their group companies being required to meet any condition or requirement that has a Material Adverse Effect on them; whereby a “Material Adverse Effect” shall mean any matter or event which, in the opinion of a reputable, independent accounting firm or investment bank appointed by the Offeror, individually or together with other matters or events, causes, or will likely cause on an annual basis, a reduction of
a.	the earnings (or an increase of loss, respectively) before interest and taxes (EBIT) of USD 303,000 or more; or

b.	the consolidated revenues of USD 3,200,000 or more; or

c.	the consolidated equity of USD 11,200,000 or more;
c.	No notification has been received from the Netherlands Authority for the Financial Markets (stichting Autoriteit Financiële Markten) that the Exchange Offer has been made in conflict with Chapter IIA of the Dutch Act on the Supervision of the Securities Trade 1995 (Wet toezicht effectenverkeer 1995), in which case the securities institutions involved in the Exchange Offer pursuant to section 32a of the Dutch Decree on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995) would not be allowed to cooperate with the settlement of the Exchange Offer.
These conditions shall be conditions precedent within the meaning of article 13 paragraph 1 of the Swiss Takeover Ordinance (the “TOO”).
The Offeror reserves the right to waive in whole or in part the conditions stated above, with the exception of the foregoing conditions 1.7.b.i. and 1.7.c which cannot be waived. If the conditions are not fulfilled or waived by the Offeror on or by the end of the (possibly extended) Offer Period, the Offeror has the right:
–	subject to approval of the Swiss Takeover Board, to extend the Offer Period beyond 40 trading days, until all such conditions have been satisfied or, where appropriate, waived; or

–	to declare the Exchange Offer as having failed without any further effect.
1.8 Completion
The exchange of the IsoTis Swiss Shares tendered during the Offer Period for IsoTis US Shares will be completed within five trading days after the end of the Offer Period (the “First Settlement Date”) and is expected to be on 26 January 2007, subject to the Exchange Offer becoming or being declared unconditional. The exchange of the IsoTis Swiss Shares tendered during the Additional Acceptance Period for IsoTis US Shares will be completed within five trading days after the end of the Additional Acceptance Period (the “Second Settlement Date” and together with the First Settlement Date, each a “Settlement Date”) and is expected to be on 14 February 2007.
Cash payments in respect of fractional entitlements to IsoTis US Shares related to the IsoTis Swiss Shares tendered during the Offer Period or the Additional Offer Period will be settled with value date on or around the relevant Settlement Date.

2. Information regarding the Offeror
2.1 Name, Seat, Duration
The Offeror was incorporated in the State of Delaware, in the United States, on 3 November 2006. The duration of IsoTis Inc. is unlimited. IsoTis Inc. is registered with the Secretary of State of the State of Delaware with corporate number 4221547. The registered office of the Offeror in the State of Delaware is 2711 Centerville, Suite 400, City of Wilmington, County of New Castle and its principal executive office is 2 Goodyear, Irvine, California 92618, USA.
2.2 Purpose and business of the Offeror
The primary purpose of the Exchange Offer is to reorganize IsoTis into the United States and to cause existing Shareholders to receive shares in a US company that are listed on the NASDAQ Global Market. Following the Exchange Offer, IsoTis will become a subsidiary of the Offeror and the Offeror will have no business other than the business of IsoTis. The Offeror was incorporated for the purpose of effecting this reorganization, and following the Exchange Offer, the purpose and business of the Offeror will be the same as that described in chapter 4.1 ‘General Information’ below.
2.3 Capital and Shares
The Offeror is authorized to issue up to 110,000,000 shares of capital stock, USD 0.0001 par value per share, which, as is typical for corporations incorporated in the State of Delaware, is divided into two classes designated common stock and preferred stock. Of such authorized shares, 100,000,000 are designated common stock and 10,000,000 are designated preferred stock. The rights of the holders of common stock are subject to and qualified by the rights of the holders of the preferred stock. In particular, the Offeror’s board of directors is authorized to issue preferred stock, with such powers, preferences and rights as the board so determines, including preferences with respect to voting rights, dividends and amounts payable upon dissolution or liquidation of the Offeror. As of the date of this Offer Memorandum, no shares of preferred stock are issued or outstanding.
As of the date of this Offer Memorandum, the Offeror had 100 shares of common stock issued and outstanding and held by IsoTis. IsoTis intends to submit these shares for cancellation upon settlement of the Exchange Offer. Following the Exchange Offer and assuming the 70,946,612 IsoTis Swiss Shares issued and outstanding as of 30 November 2006 are tendered under the Exchange Offer, a total of 7,094,661 IsoTis US Shares will be issued and outstanding, which shares will represent 100% of the share capital and voting rights of Offeror. Following the Exchange Offer, the Offeror may issue additional shares in a capital-raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror (see chapter 5.2 ‘Risks relating to the IsoTis US Shares’). The Offeror has applied to list the IsoTis US Shares on the NASDAQ Global Market under the symbol “ISOT,” and approval of such application is a condition precedent to the Exchange Offer.
At the date of this Offer Memorandum, the Offeror has no interest in the share capital of IsoTis.

2.4 Information regarding IsoTis US Shares
Because of differences between the Swiss corporate law and the Delaware General Corporate Law (the “DGCL”), as well as differences between the Offeror’s governing documents and IsoTis’ governing documents, the Exchange Offer will effect certain changes in the rights of Shareholders. Summarized below are the most significant rights of the Shareholders as stockholders of the Offeror, which may result from differences among the Swiss corporate law and the DGCL, and the differences between the Articles of Association of IsoTis (the “IsoTis Articles of Association”) and the Organizational Rules of IsoTis (the “IsoTis Bylaws”) on the one hand and the Certificate of Incorporation of the Offeror (the “Offeror Certificate of Incorporation”) and the Bylaws of the Offeror (the “Offeror Bylaws”) on the other hand.
Copies of this Offer Memorandum in German, French or English and copies of the IsoTis Articles of Association and the IsoTis Bylaws may be obtained free of charge from the Swiss Exchange Agent. Copies of the Foreign Offer Memorandum may be obtained free of charge from the Dutch Exchange Agent and the Canadian/US Soliciting Dealer. Copies of the Offeror Certificate of Incorporation and the Offeror Bylaws (only in English) may be obtained free of charge from the Dutch Exchange Agent and the Canadian/US Soliciting Dealer (see chapter 14 ‘Addresses’ below). Copies of any of the aforementioned documents are also available on the Company’s website at http://investors.isotis.com.
2.4.1 Stockholders’ Meetings
Meetings of stockholders shall be held at any place within or outside the State of Delaware as designated by the Offeror’s board of directors. Written notice of any stockholder meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. The annual meeting of stockholders shall be held each year on a date and a time designated by the board of directors. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may only be called in accordance with the provisions of the Offeror Certificate of Incorporation. A majority of the stock issued and outstanding and entitled to vote at any meeting of stockholders, the holders of which are present in person or represented by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by law, by the Offeror Certificate of Incorporation or the Offeror Bylaws. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any questions brought before such meeting, unless the question is one upon which by express provision of the statutes, the Offeror Certificate of Incorporation, the Offeror Bylaws, or a contractual right, a different vote is required, in which case such express provision shall govern and control the decision of such question.
2.4.2 Stockholder voting provisions
Under the DGCL, a majority of the shares entitled to vote, present in person or represented by proxy, generally constitutes a quorum at a meeting of stockholders. Generally, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter constitutes the act of stockholders. Directors are generally elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, generally constitutes a quorum entitled to take action with respect to that vote on that matter and, generally, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy constitutes the act of such class or series or classes or series.
The Offeror Certificate of Incorporation provides that the stockholders of the Offeror cannot alter, amend, change or repeal the Offeror Bylaws without the affirmative vote of the holders of 66 2/3% of the voting power of all then outstanding shares of the capital stock of the Offeror entitled to vote. Additionally, certain provisions of the Offeror Certificate of Incorporation cannot be amended, altered, changed or repealed without the affirmative vote of the holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of the Offeror entitled to vote.
2.4.3 Stockholder vote for mergers and other corporate reorganizations
In general, the DGCL requires authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors, with respect to the terms of a merger or a sale of substantially all of the assets of the corporation. The DGCL does not generally require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (a) the plan of merger does not amend the existing certificate of incorporation; (b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.
2.4.4 Declaration and payment of dividends
Under the DGCL, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

2.4.5 General Provisions
Delaware law generally requires the approval of the holders of a majority of all outstanding shares entitled to vote to approve proposed amendments to a corporation’s certificate of incorporation. Delaware law also provides that in addition to the vote described above, the vote of a majority of the outstanding shares of a class may be required to amend the certificate of incorporation. Delaware does not require stockholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions and rights of a class of stock provided that the corporation’s organizational documents grant such power to its board of directors.
The Offeror Certificate of Incorporation as reincorporated will provide that the Offeror reserves the right to repeal, alter, amend or rescind any provision of the Certificate of Incorporation, which means that generally any amendment must be approved by a majority of the Offeror’s board of directors and a majority of the outstanding stock entitled to vote thereon. However, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors of the Offeror, voting together as a single class, shall be required to alter, amend or repeal certain provisions of the Offeror Certificate of Incorporation relating to stockholder meetings and directors. The Offeror Certificate of Incorporation and the Offeror Bylaws as reincorporated will provide that the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors of the Offeror may amend, alter or adopt the Offeror Bylaws, and the board of directors of the Offeror also has the power to adopt, amend or repeal by a vote of the majority of the board of directors of the Offeror, unless a different vote is required pursuant to the Offeror Bylaws or applicable law.
Under the DGCL, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder’s interest as a stockholder.
2.5 Tender Offer Rules
The U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated there under, together with the DGCL, govern tender offers in the United States involving corporations incorporated in the State of Delaware. Such rules do not contain any provisions making it mandatory that a person who acquires a certain percentage of the outstanding securities of a US corporation make an offer to purchase all of the issued and outstanding shares of such company. Instead, the tender offer rules generally provide for certain filing obligations when any person acquires 5% or more of any class of outstanding equity securities of a US company and whenever a tender offer is commenced.
2.6 Significant Shareholders
IsoTis holds 100% of the voting rights of the Offeror. IsoTis is therefore the controlling shareholder of the Offeror.
2.7 Listing
The IsoTis US Shares will be listed on the NASDAQ Global Market on the First Settlement Date.
2.8 Board of Directors
The Offeror’s Bylaws provide that the board of directors shall consist of at least five and no more than nine members, with the exact number to be determined by the board of directors. The board of directors of the Offeror has currently set the number of members at eight. The board of directors is divided into three classes designated Class I, Class II and Class III, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of the Offeror’s stockholders, with the other two classes continuing for the remainder of their respective three-year terms. The initial term of the Class I directors will expire at the 2007 annual meeting of stockholders; the initial term of the Class II directors will expire at the 2008 annual meeting of stockholders; and the initial term of the Class III directors will expire at the 2009 annual meeting of stockholders. This classification of the board of directors may delay or prevent a change of control of the Offeror and its management.
The Offeror’s board of directors consists of the same members as IsoTis’ board of directors with one exception – David Gill will serve on the Offeror’s board of directors instead of Henjo Hielkema.
Each member of the board of directors of the Offeror and his or her respective class is identified below:

Member	Position	Class
James Trotman	Chairman	Class I
Aart Brouwer	Vice Chairman	Class III
Barbara Boyan	Director	Class III
Darrell Elliott	Director	Class II
David Gill	Director	Class III
James Hart	Director	Class II
Daniel Kollin	Director	Class II
Pieter Wolters	Director	Class I
2.9 Persons Acting in Concert
In respect to the acquisition of all the IsoTis Swiss Shares by the Offeror, the following persons are acting in concert with IsoTis Inc.:
–	IsoTis Inc. and all companies directly or indirectly controlled by it;

–	IsoTis and all companies directly or indirectly controlled by it.
2.10 Financial Information
IsoTis Inc. has been incorporated on 3 November 2006. Therefore no financial statements exist and no dividends have been paid since then. The opening balance sheet of IsoTis Inc. is attached.
The auditors are Ernst & Young LLP.
2.11 Material Changes
No material changes in IsoTis Inc.’s assets and liabilities, financial position, earnings and prospects taken as a whole have taken place since its incorporation.

3. Financing
The Offeror is authorized to issue up to 110,000,000 shares of capital stock, USD 0.0001 par value per share, which is divided into two classes designated common stock and preferred stock. Of such authorized shares, 100,000,000 are designated common stock and 10,000,000 are designated preferred stock. As of the date of this Offer Memorandum, the Offeror had 100 shares of common stock issued and outstanding and held by IsoTis. IsoTis intends to submit these shares for cancellation upon settlement of the Exchange Offer. Following the Exchange Offer and assuming the 70,946,612 IsoTis Swiss Shares issued and outstanding as of 30 November 2006 are tendered under the Exchange Offer, a total of 7,094,661 IsoTis US Shares (7,094,661 shares of common stock and 0 shares of preferred stock) will be issued and outstanding, which shares will represent 100% of the share capital and voting rights of Offeror. Following the Exchange Offer, the Offeror may issue additional shares in a capital-raising transaction, which issuance would reduce a Shareholder’s percentage interest in the Offeror (see chapter 5.2, ‘Risks relating to the IsoTis US Shares’). The Offeror has applied to list the IsoTis US Shares on the NASDAQ Global Market under the symbol “ISOT,” and approval of such application is a condition precedent to the Exchange Offer.
To the extent possible, all necessary measures for the issuance of the new IsoTis US Shares have been taken by IsoTis Inc.
4. Information regarding IsoTis
4.1 General Information
IsoTis is a Swiss corporation pursuant to article 620 et seq. of the Swiss Code of Obligations, having its registered office in Lausanne, Switzerland. As of 30 November 2006, the issued and outstanding share capital of IsoTis amounted to CHF 70,946,612 and consisted of 70,946,612 registered shares with a nominal value of CHF 1.00 each. The share capital is fully paid-in. In addition, as of 30 November 2006, IsoTis had a conditional share capital of CHF 7,994,101 divided into 7,994,101 registered shares and an authorized share capital of CHF 7,800,000 divided into 7,800,000 registered shares.
As of 30 November 2006, IsoTis had options outstanding to acquire approximately 6,746,639 IsoTis Swiss Shares. The options have been issued under stock option plans of IsoTis and are not listed. Concurrently with the Exchange Offer, the Offeror intends to exchange each outstanding option to acquire IsoTis Swiss Shares for a similar option to acquire IsoTis US Shares on the same general terms and conditions and as adjusted to reflect the exchange ratio in the Exchange Offer.
IsoTis manufactures, markets, and sells a range of innovative bone graft substitutes and other related medical devices that are used to enhance the repair and regeneration of bone in spinal and trauma surgery and total joint replacements. The Company’s main commercial operations are based in Irvine, California, and its international sales headquarters are based in Lausanne, Switzerland. IsoTis reported revenues of USD 32 million in 2005, and expects to grow its revenues between 25%

and 30% for the full year 2006.
4.2 Intentions of IsoTis Inc. regarding IsoTis
The primary purpose of the Exchange Offer is to reorganize IsoTis into the United States and to cause existing Shareholders to receive shares in a US company that are listed on the NASDAQ Global Market. Following the Exchange Offer, IsoTis will become a subsidiary of the Offeror and the Offeror will have no business other than the business of IsoTis acquired in the Exchange Offer. The Offeror was incorporated for the purpose of effecting this reorganization, and following the Exchange Offer, the purpose and business of the Offeror will be the same as that described in chapter 4.1 ‘General Information’ above.
IsoTis Inc. intends to delist the IsoTis Swiss Shares from the SWX Swiss Exchange, Euronext Amsterdam N.V. and the Toronto Stock Exchange following completion of the Exchange Offer.
If IsoTis Inc. acquires 98% or more of the IsoTis Swiss Shares, IsoTis Inc. may request the cancellation of the remaining IsoTis Swiss Shares in accordance with article 33 SESTA.
Should IsoTis Inc. acquire less than 98% but 90% or more of the voting rights of IsoTis, IsoTis Inc. may merge IsoTis with a company controlled by IsoTis Inc. whereby the remaining IsoTis minority Shareholders would receive a compensation other than ownership interests in the surviving entity (presumably IsoTis US Shares). Shareholders will receive the same number of IsoTis US Shares in the merger as they would have received if they tendered their IsoTis Swiss Shares in the Exchange Offer. In addition, Shareholders should be aware that such compensation may be subject to significant taxation (see chapter 10.8 ‘Squeeze-out and Delisting’).
If IsoTis Inc. acquires less than 90% but more than 67% of the voting rights of IsoTis, it will consummate the Exchange Offer but will be unable to acquire 100% of IsoTis Swiss Shares by operation of law. In that case, non-tendering Shareholders will remain as Shareholders of IsoTis, but will hold a minority position and the Offeror will control IsoTis. The Offeror expects to maintain only the SWX listing for untendered IsoTis Swiss Shares. There are risks associated with not tendering the Shares if the Exchange Offer is complete (see chapter 5 ‘Risk Factors’). Should IsoTis Inc. acquire less than 90% of the voting rights of IsoTis, it reserves the right to compensate the remaining minority shares by other means, e.g. by way of a private or public offer, subject to price rules that may apply under applicable laws and regulations.
Concurrently with the Exchange Offer, IsoTis Inc. is preparing to commence a public offering of its shares in the United States after the Exchange Offer is complete. The purpose of the public offer would be to raise additional capital for the company; however, no assurance can be made that such an offer will occur. A Shareholder’s ownership interest in IsoTis Inc. after the Exchange Offer would be reduced by any issuance of additional IsoTis US Shares in a public offering or otherwise (see chapter 5.2 ‘Risks relating to the IsoTis US Shares’).

4.3 Confidential Information
IsoTis Inc. confirms that it has neither directly nor indirectly received any confidential information about IsoTis from IsoTis or through companies controlled by it, which could have a material effect on the decision of the Shareholders whether to accept this Exchange Offer.
4.4 Agreements
There are no formal agreements between the Offeror and the Company or the Company’s governing bodies and stockholders, although the Offeror and the Company are acting in concert. IsoTis Inc. is a wholly owned subsidiary of IsoTis.
5. Risk Factors
A Shareholder that tenders its IsoTis Swiss Shares in the Exchange Offer and receives in exchange IsoTis US Shares, will be (remain to be) making an (indirect) investment in IsoTis. Against this background and given that the business of the Offeror following the Exchange Offer will be the same as the business of IsoTis prior to the Exchange Offer, any such (indirect) investment in IsoTis will not be categorically different from a direct investment in IsoTis and, thus, any risk involved in the current investment may continue to exist and many of the risks involved in investing in IsoTis US Shares will not materially differ from the currently existing risks.
However, in addition to the other information in this Offer Memorandum, the following factors relating to or resulting from investing in IsoTis US Shares should be considered carefully by the Shareholders before tendering their IsoTis Swiss Shares under the Exchange Offer. The risk factors set forth below are not intended to be exhaustive and there may be other considerations that should be taken into account in relation to the Exchange Offer and an investment in the Offeror. Any of these risks could have a Material Adverse Effect on the business, financial condition and results of operations of the Company and/or the Offeror, which could in turn adversely affect the market price of the IsoTis US Shares.
5.1 Risks Relating to the Exchange Offer
If the proposed Exchange Offer is not consummated, IsoTis will have incurred substantial costs that may adversely affect IsoTis’ financial results and operations and the market price of the IsoTis Swiss Shares. IsoTis has incurred and will incur substantial costs in connection with the proposed Exchange Offer. These costs are primarily associated with the fees of attorneys, accountants and IsoTis’ financial advisor. In addition, IsoTis has diverted significant management resources in an effort to complete the Exchange Offer. If the Exchange Offer is not completed, IsoTis will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit. Also, if the Exchange Offer is not consummated, IsoTis may experience a negative reaction from the financial markets and IsoTis’ collaborative partners, customers and employees. Each of these factors may adversely affect the market price of the IsoTis Swiss Shares and IsoTis’ financial results and operations.

Even if the Exchange Offer is consummated, IsoTis may be unable to delist the IsoTis Swiss Shares from the SWX Swiss Exchange, Euronext Amsterdam N.V. and/or the Toronto Stock Exchange. If IsoTis is unable to delist the IsoTis Swiss Shares from these exchanges, IsoTis may continue to have multiple exchange listings, which would prevent the Offeror from achieving some of the anticipated reductions in costs and could lead to confusion in the marketplace. The IsoTis Swiss Shares are currently listed and traded on the SWX Swiss Exchange, Euronext Amsterdam N.V. and the Toronto Stock Exchange. If all IsoTis Swiss Shares are tendered in the Exchange Offer, the Offeror believes it will be able to cause IsoTis to delist the IsoTis Swiss Shares from each of these exchanges. However, the Exchange Offer is conditioned upon only 67% of the IsoTis Swiss Shares being tendered. If less than 90% of the IsoTis Swiss Shares are tendered, the Offeror will be unable to effect a squeeze-out merger to eliminate the minority Shareholders. In that case, the IsoTis Swiss Shares will remain listed on the SWX Swiss Exchange, Euronext Amsterdam N.V. and/or the Toronto Stock Exchange. In that case, the Offeror is unlikely to experience some of the cost savings anticipated in connection with consolidation of the existing listings on the NASDAQ Global Market. Moreover, two different shares of IsoTis’ shares will be trading on different exchanges – the newly issued IsoTis US Shares will be listed and traded on the NASDAQ Global Market, representing an interest in the Offeror, and the remaining IsoTis Swiss Shares will be listed and traded on the SWX Swiss Exchange, Euronext Amsterdam N.V. and/or the Toronto Stock Exchange, representing an interest in IsoTis, which will then be a subsidiary of the Offeror. This multiple listing of different securities relating to the same general business operation is likely to cause confusion in the marketplace and could result in a decreased valuation of both the IsoTis Swiss Shares and the IsoTis US Shares.
Following the Exchange Offer, the Offeror may not own 100% of IsoTis, which could prevent it and its stockholders from recognizing the full benefit of the IsoTis business. The Exchange Offer is conditioned upon 67% of the issued and outstanding IsoTis Swiss Shares being tendered in the Exchange Offer. The Offeror must receive at least 90% of the IsoTis Swiss Shares in order to effect a merger following the Exchange Offer to squeeze out the remaining Shareholders and to obtain 100% ownership of IsoTis. If the Offeror is unable to obtain 100% ownership of IsoTis, it may not be able to recognize the full benefit of the IsoTis business, the Offeror’s management may spend substantial additional time and resources dealing with the minority Shareholders and the value of an investment in the Offeror may be reduced. The Offeror cannot assure that it will obtain 90% or more of the IsoTis Swiss Shares in the Exchange Offer.
5.2 Risks relating to the IsoTis US Shares
Shareholders participating in the Exchange Offer will receive shares of a US company listed on the NASDAQ Global Market. There are certain additional risks associated with being a US company and listed on the NASDAQ Global Market, some of which are described below. As used below, the term “Offeror” may refer to the Offeror and its consolidated subsidiaries following completion of the Exchange Offer, as the context requires.
The common stock of IsoTis has not been publicly traded in the United States, and IsoTis expects that the price of the IsoTis US Shares will fluctuate substantially, possibly resulting in class action securities litigation. Before the Exchange Offer, there has been no public market for the IsoTis US Shares in the United States (“US”). An active public trading market may not develop after completion of the Exchange Offer or, if developed, may not be sustained. The price of the IsoTis US Shares issued in the Exchange Offer will not necessarily reflect the market price of those shares after the Exchange Offer.
The stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Class action securities litigation, if instituted against the Offeror, could result in substantial costs and a diversion of its management resources, which could significantly harm its business.
Moreover, the Offeror cannot assure that the IsoTis US Shares will have a market value that equals or exceeds the current market value of the IsoTis Swiss Shares. The Offeror cannot assure that US investors will place a different value on the IsoTis US Shares than other investors have placed on the IsoTis Swiss Shares. The IsoTis US Shares may not experience any change in the market value or could experience a decrease in market value as a result of the transition on the NASDAQ Global Market.
If the Offeror consummates a public offering of its securities in the United States following the Exchange Offer, holders of IsoTis US Shares will incur immediate dilution (no subscription right for the existing stockholders of IsoTis Inc.) . Concurrently with the Exchange Offer, the Offeror is preparing to commence a public offering of its shares in the United States after the Exchange Offer is complete. No assurance can be made that such an offer will occur. A public offering of IsoTis US Shares by the Offeror following the Exchange Offer will depend on several factors, including market conditions at the time, the interest in the Offeror by institutional and retail investors and the Offeror’s cash needs. Any issuance of IsoTis US Shares will proportionately decrease existing Offeror stockholders’ percentage ownership of the Offeror’s total outstanding equity interests.
Securities analysts may not initiate coverage for the IsoTis US Shares or may issue negative reports, and this may have a negative impact on the market price of the IsoTis US Shares. Securities analysts may elect not to provide research coverage of the IsoTis US Shares after the completion of the Exchange Offer. If securities analysts do not cover the IsoTis US Shares after the completion of the Exchange Offer, the lack of research coverage may adversely affect the market price of the IsoTis US Shares. The trading market for IsoTis US Shares may be affected in part by the research and reports that industry or financial analysts publish about IsoTis or its business. If one or more of the analysts who elects to cover the Offeror downgrades the IsoTis US Shares, the stock price would likely decline rapidly. If one or more of these analysts ceases coverage of the Offeror, it could lose visibility in the market, which in turn could cause its stock price to decline. In addition, recently adopted rules under the Sarbanes-Oxley Act of 2002, and a global settlement reached in 2003 between the US Securities and Exchange Commission, other regulatory agencies and a number of investment banks will lead to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms will be required to contract with independent financial analysts for their stock research. It may be difficult for companies such as the Offeror, with smaller market capitalizations, to attract independent financial analysts that will cover its common stock. This could have a negative effect on the market price of the IsoTis US Shares.

IsoTis has not paid dividends in the past and does not expect to pay dividends in the future, and any return on investment may be limited to the value of the IsoTis US Shares. IsoTis has never paid dividends on its common stock and does not anticipate paying dividends on its common stock in the foreseeable future. The payment of dividends on the IsoTis US Shares will depend on the Offeror’s earnings, financial condition and other business and economic factors affecting it at such time as its board of directors may consider relevant. If the Offeror does not pay dividends, the IsoTis US Shares may be less valuable because a return on investment will only occur if the stock price appreciates.
Some provisions of the Offeror’s charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of the Offeror by others, even if an acquisition would be beneficial to the Offeror’s stockholders. Provisions in the Offeror Certificate of Incorporation and the Offeror Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire the Offeror, even if doing so would benefit its stockholders. These provisions:
•	permit the board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose;

•	provide that special meetings of the stockholders may be called only by the chairman of the board, the president or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•	provide that stockholders will be permitted to amend the bylaws only upon receiving at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.
In addition, the Offeror is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any broad range of business combinations with any stockholder who owns, or at any time in the last three years owned, 15% or more of the company’s outstanding voting stock (an interested stockholder) for a period of three years following the date on which the stockholder became an interested stockholder. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to the Offeror’s stockholders.

6. Publication
The Offer Memorandum and other publications in connection with the Exchange Offer will, inter alia, be published in the “Neue Zürcher Zeitung” in German and in “Le Temps” in French. The Offer Memorandum will also be delivered for publication to Reuters and Bloomberg.
Copies of this Offer Memorandum in German, French or English and copies of the IsoTis Articles of Association and the IsoTis Bylaws may be obtained free of charge from the Swiss Exchange Agent. Copies of the Foreign Offer Memorandum may be obtained free of charge from the Dutch Exchange Agent and the Canadian/US Soliciting Dealer. Copies of the Offeror Certificate of Incorporation and the Offeror Bylaws (only in English) may be obtained free of charge from the Dutch Exchange Agent and the Canadian/US Soliciting Dealer (see chapter 14 ‘Addresses’ below). Copies of any of the aforementioned documents are also available on the Company’s website at http://investors.isotis.com.
7. Report of the Independent Review Body Regarding the Offer Memorandum pursuant to article 25 SESTA
As an independent review body recognized by the supervisory authority to review public tender offers in accordance with the Federal Act on Stock Exchanges and Securities Trading (“SESTA”), we have examined the Offer Memorandum of IsoTis, Inc. taking into account the exemptions granted by the Swiss Takeover Board. Our examination did not extend to the report of the board of directors of the target company, section 5 ‘ Risk Factors ‘ and Exhibit A ‘Opening balance sheet IsoTis, Inc.’ and Exhibit B ‘US Withholding Tax on future dividend payments’.
The Offer Memorandum is the responsibility of the Offeror. Our responsibility is to express an opinion on IsoTis’ respective compliance based on our examination.
Our examination was conducted in accordance with the Swiss standards promulgated by the profession, which require that an examination be planned and performed to verify the formal completeness in conformity with the SESTA and its ordinances and to obtain reasonable assurance about whether the Offer Memorandum is free from material misstatement. We have examined, on a test basis, evidence supporting whether the Offer Memorandum complies with the relevant SESTA regulations. In order to assess whether the Exchange Offer will materially impact the value of the shares held by the shareholders of ISOTIS SA, we have examined whether the consolidated equity of the ISOTIS group would be materially reduced by the introduction of a new holding structure. In this connection, we noticed that the respective equity will not be materially reduced. ISOTIS SA estimates that the direct costs (including taxes), which will be incurred in connection with the creation of the holding structure, will amount to USD 2-2.5 million. We have not verified this estimate.
We believe that our examination provides a reasonable basis for our opinion.
In our opinion:

–	the Offer Memorandum complies with the SESTA and its ordinances taking into account the exemptions granted by the Swiss Takeover Board;

–	the Offer Memorandum is complete and accurate;

–	the requirement for equal treatment of the offer recipients has been complied with;

–	the requirement that shareholders of ISOTIS SA be financially materially equated after acceptance of the Exchange Offer has been complied with;

–	the requirement that the Offeror has undertaken the necessary measures to ensure that the new IsoTis US Shares are available at the Settlement Date has been complied with.
Zurich, 12 December 2006
Ernst & Young Ltd
Peter Dauwalder                      Mark Hawkins
8. Report of the Board of Directors of IsoTis pursuant to article 29 SESTA
8.1 The Management and Board of Directors
The board of directors (the “Board”) of ISOTIS SA (“IsoTis” or the “Company”) closely examined the Exchange Offer set forth in the Offer Memorandum and hereby recommends that the Shareholders accept the Exchange Offer.
As of the date of this Offer Memorandum, the Board is comprised of the following members:

Member	Position
James Trotman	Chairman
Aart Brouwer	Vice Chairman
Barbara Boyan	Director
Darrell Elliott	Director
James Hart	Director
Henjo Hielkema	Director
Daniel Kollin	Director
Pieter Wolters	Director
The Board has three committees: the audit committee, the compensation committee and the corporate governance committee. The members of the audit committee are Henjo Hielkema (Chairman), Darrell Elliott and Daniel Kollin. The members of the compensation committee are James Trotman (Chairman), Aart Brouwer and James Hart. The members of the corporate governance committee are Darrell Elliott (Chairman), Henjo Hielkema and James Trotman.
As of the date of this Offer Memorandum, the senior management of IsoTis consists of the following members:

Member	Position
Pieter Wolters	President and Chief Executive Officer
Robert J. Morocco	Chief Financial Officer
Alan Donze	Vice President Sales
John F. Kay	Chief Scientific Officer
Kathryn Liljestrand	Vice President Marketing
James W. Poser	Vice President R&D and Chief Technology Officer
Gene B. Rue	Vice President Operations
Senior management carries out IsoTis’ strategic and operative day-to-day management upon delegation of the Board. All senior management is based in Irvine, California, and meets on a regular basis, at least twice per month.
The management and board of directors of IsoTis Inc. are virtually identical to those of IsoTis, except that David Gill replaces Henjo Hielkema on the IsoTis Inc. board of directors. The board of directors of the Offeror consists of the following members: James Trotman, Aart Brouwer, Barbara Boyan, Darrell Elliott, David Gill, James Hart, Daniel Kollin and Pieter Wolters. It is envisaged that, on the Settlement Date, the board of directors of the Offeror will consist of the same members. Mr. Hielkema, who has not been elected to the board of directors of IsoTis, Inc., remains a member of the Board. Although most of the directors will serve on both the Board and the board of directors of IsoTis Inc., their duties and responsibilities will remain substantially the same.
The employment agreement of Mr. Wolters includes a change of control clause, providing that, if Mr. Wolters terminates his employment for good reason (as defined therein) following a change of control, the Company will pay a severance payment to him equal to 24 times his highest monthly base salary paid during the preceding 24-month period and an additional severance in the amount of one times the average annual bonus received by him during the preceding 24-month period. Furthermore, upon a change of control, all of Mr. Wolters’ unvested options shall immediately vest and be exercisable for a period of three months following termination.
The employment agreement of Mr. Morocco includes a change of control clause, providing that, if Mr. Morocco terminates his employment for good reason (as defined therein) following a change of control, the Company will pay a severance payment to him equal to 18 times his highest monthly base salary paid during the preceding 24-month period and an additional severance in the amount of 0.75 times the average annual bonus received by him during the preceding 24-month period. In addition to the foregoing, all of Mr. Morocco’s unvested options shall immediately vest and be exercisable for a period of three months following termination.
The employment agreement of Ms. Liljestrand includes a change of control clause, providing that, if Ms. Liljestrand terminates her employment for good reason (as defined therein) following a change of control, the Company will pay a severance payment to her of up to 12 times her highest monthly base salary paid during the preceding 24-month period and an additional severance in the amount of up to 0.5 times the average annual bonus received by her during the preceding 24-month period. In addition, upon a change of control, all of Ms. Liljestrand’s unvested options shall immediately vest and be exercisable for a period of three months following termination.

The employment agreement of Mr. Poser includes a change of control clause, providing that, if Mr. Poser terminates his employment for good reason (as defined therein) following a change of control, the Company will pay a severance payment to him of up to 18 times his highest monthly base salary and an additional severance in the amount of up to 0.75 times the average annual bonus received by him during the preceding 24-month period. In addition, upon a change of control, all of Mr. Poser’s unvested options shall immediately vest and be exercisable for a period of three months following termination.
There are no other employment agreements with senior management containing such change of control clauses. Mr. Wolters, Mr. Morocco, Ms. Liljestrand and Mr. Poser have already assigned their employment agreements to IsoTis Inc., effective immediately prior to the date the Exchange Offer is declared unconditional, so that the Exchange Offer will not be considered a “change of control” as defined therein. However, the senior management of the Offeror will be identical to that of IsoTis.
The Exchange Offer has no financial effects for the senior management of IsoTis and the members of the Board. The Exchange Offer has been organized by IsoTis.
8.2 IsoTis Swiss Shares and options held directly or indirectly by members of the Board
As of 30 November 2006, none of the Offeror nor any director or senior officer of IsoTis or the Offeror or, to the knowledge of the directors and senior officers of IsoTis and the Offeror, after reasonable inquiry, (i) their respective associates, or (ii) any person or company acting jointly or in concert with IsoTis or the Offeror, or (iii) any person or company holding more than 5% of any class of equity securities of IsoTis or the Offeror, beneficially owns, directly or indirectly, or exercises control or direction over, any securities of IsoTis, except as set forth below. As of 30 November 2006, excluding shares underlying options, all of the directors and members of senior management of IsoTis had direct or indirect beneficial ownership of less than 1% of the outstanding IsoTis Swiss Shares.
The percentage of outstanding shares and percentage of outstanding options below are based on the total outstanding number of IsoTis Swiss Shares and total outstanding options to purchase IsoTis Swiss Shares as of 30 November 2006.

		Percentage of		Percentage of
Non-executive members of		outstanding		outstanding
the Board	Shares	shares	Options	options	Total

James S. Trotman	33,106	0.05%	378,474	5.61%	411,580
Aart Brouwer	—	0.00%	142,000	2.10%	142,000
Barbara D. Boyan	—	0.00%	50,000	0.74%	50,000
Darrell Elliott	24,440	0.03%	50,000	0.74%	74,440
James W. Hart	25,000	0.04%	50,000	0.74%	75,000
Henjo Hielkema	2,800	0.00%	50,000	0.74%	52,800
Daniel W. Kollin	—	0.00%	74,440	1.10%	74,440

		Percentage of		Percentage of
Non-executive members of		outstanding		outstanding
the Board	Shares	shares	Options	options	Total

Executive members of the Board and senior management
Pieter Wolters	96,236	0.14%	906,000	13.43%	1,002,236
Robert J. Morocco	—	0.00%	500,000	7.41%	500,000
Alan Donze	—	0.00%	500,000	7.41%	500,000
John F. Kay	41,800	0.06%	244,960	3.63%	286,760
Kathryn Liljestrand	—	0.00%	125,000	1.85%	125,000
James W. Poser	—	0.00%	500,000	7.41%	500,000
Gene B. Rue	—	0.00%	400,000	5.93%	400,000
Total	223,382	0.32%	3,970,874	58.84%	4,194,256
Concurrently with the Exchange Offer, the Offeror intends to exchange each outstanding option to acquire IsoTis Swiss Shares for a similar option to acquire IsoTis US Shares on the same general terms and conditions and as adjusted to reflect the exchange ratio in the Exchange Offer. Furthermore, the directors and the senior management of IsoTis that hold IsoTis Swiss Shares intend to tender their Shares under the Exchange Offer and will receive the same Consideration as other tendering Shareholders.
8.3 Background
On 6 November 2006, IsoTis announced the commencement of the most significant corporate event in the Company’s recent history — its intent to reorganize itself as a US company and list its shares on the NASDAQ Global Market. The Company believes the reorganization and US listing represent the next logical steps in the Company’s continued progression and believe that these steps will unlock the Company’s opportunity for future growth and development.
After the acquisition of GenSci OrthoBiologics, Inc. in 2003, IsoTis has gradually transitioned the majority of its operations to the United States. In particular, during the last two years, IsoTis has concentrated all of its executive management, production and near-term product development in its Irvine, California facility, phased out most of its operations in Bilthoven, the Netherlands, and relocated its registered Swiss office and international sales and marketing headquarters to more economic space in Lausanne, Switzerland. Simultaneously, IsoTis has seen its US revenues increase from financial year 2004 to financial year 2005 by 27%, representing approximately 81% of total revenue in financial year 2005. IsoTis believes that reorganizing IsoTis in the United States and listing its shares on the NASDAQ Global Market is the next logical step toward unlocking additional value in the Company by increasing its visibility to the investor public, increasing the liquidity of its stock and facilitating its access to the capital markets.
8.4 Process overview
In order to effect its reorganization into the United States, IsoTis has formed a wholly-owned subsidiary, IsoTis Inc., which is incorporated in the State of Delaware, in the United States. The management and board of directors of IsoTis Inc. are virtually identical to those of IsoTis, and IsoTis has caused IsoTis Inc. to make an offer to exchange one (1) IsoTis US Share for every ten (10) issued and outstanding IsoTis Swiss Shares. Assuming that all of the issued and outstanding IsoTis Swiss Shares are tendered in the Exchange Offer, IsoTis will become a wholly-owned subsidiary of IsoTis Inc., and IsoTis Inc. will be 100% owned by the prior Shareholders. Accordingly, the Board has deemed that it is not necessary nor in the best interests of the Company and its Shareholders to incur considerable costs in order to obtain a fairness opinion. Following the Exchange Offer, IsoTis Inc. may issue additional shares in a capital-raising transaction, which issuance would reduce a Shareholder’s percentage interest in IsoTis Inc. (see chapter 5.1 ‘Risks Relating to the Exchange Offer’ and 5.2, ‘Risks relating to the IsoTis US Shares’). IsoTis Inc. has applied to have its shares listed on the NASDAQ Global Market and the offer is conditioned upon IsoTis Inc. receiving approval of its listing application subject to issuance of the IsoTis US Shares in the Exchange Offer. As a result, Shareholders will receive IsoTis US Shares that are listed on the NASDAQ Global Market.
8.5 Further considerations regarding the Exchange Offer
The Exchange Offer will have a number of advantages for the Company, its Shareholders, and other stakeholders, including:
•	Increasing visibility to institutional investors. IsoTis’ peer companies trade on US stock markets and not on any of the international exchanges where IsoTis Swiss Shares currently trade. A NASDAQ listing among peer companies should assist investors in evaluating IsoTis by providing direct, easily accessible comparables. The improved visibility offered by a US listing should help to increase US analyst coverage, and thereby bring the Company’s valuation more in line with that of its peers. IsoTis also believes that a listing on the NASDAQ Global Market will lead to improved access to US institutional investors focused on medical device and growth companies, who may be prohibited from investing in IsoTis as a non-US listed stock.

•	A single US exchange, more liquidity, less complexity. The IsoTis Swiss Shares currently trade on SWX Swiss Exchange, Euronext Amsterdam N.V. and the Toronto Stock Exchange. IsoTis believes that a single listing will enable investors to obtain accurate and reliable information regarding company performance and relative valuation. Additionally, IsoTis believes that consolidating its existing listings onto a single exchange, in particular the NASDAQ Global Market, where numerous life sciences companies are listed, will increase the liquidity of IsoTis Swiss Shares, which should be beneficial for the Shareholders. Lastly, IsoTis believes that listing on a single stock exchange will reduce the complexity of the Company’s current legal and securities compliance requirements and reduce its related expenses.

•	Facilitating access to capital markets. IsoTis believes that by establishing a presence on NASDAQ Global Market, increasing the Company’s visibility to investors and analysts and increasing the liquidity of the IsoTis Swiss Shares, the Company will be positioning itself to have better access to the global capital markets. Improved access to capital markets should, in turn, enable additional growth in the Company by facilitating the Company’s ability to raise additional capital through the issuance of stock or the Company’s ability to acquire or invest in complementary technologies or products using its stock. Concurrently with the Exchange Offer, the Offeror is preparing to commence a public offering of its shares in the United States after the Exchange Offer is complete. The purpose of the public offer would be to raise additional capital for the company; however, no assurance can be made that such an offer will occur.
•	Aligning stock exchange listing with primary market and primary location of operations. IsoTis believes that by becoming a US company with a NASDAQ Global Market listing, it will demonstrate its commitment to the US orthopedics market, the largest single orthopedic market in the world, its US customers and its US staff. At the same time, IsoTis will continue to serve its fast growing contingent of international customers through its Swiss sales and marketing organization out of Lausanne and from its headquarters in Irvine, California.
8.6 Financial Statements
The most recently published consolidated interim financial statements of IsoTis (9 month figures) have been published on 9 November 2006. These 9 month figures, the mid-year 2006 financial statements and annual report 2005 and are accessible at http://investors.isotis.com and may be obtained free of charge from IsoTis (Mr. Robert J. Morocco, Chief Financial Officer, e-mail: robert.morocco@isotis.com, telephone: +1 949 855 7155).
The Board is not aware of any material change to the assets and liabilities, financial position, earnings and prospects of IsoTis which has occurred since the date of the most recent interim financial statement.
8.7 Intention of Shareholders holding more than 5 percent of the voting rights
The Board is not aware of any Shareholders holding more than 5% of the voting rights of IsoTis.
8.8 Recommendation
The Board unanimously recommends the Exchange Offer to the Shareholders for acceptance.
The Board has duly considered the strategic, financial and social aspects of the Exchange Offer and has reached the conclusion that the Exchange Offer is in the best interests of IsoTis, the Shareholders and other stakeholders of IsoTis. The Board is of the opinion that the Exchange Offer is reasonable and fair to the Shareholders.
Lausanne, 11 December 2006
On behalf of the board of directors of IsoTis

Dr. James S. Trotman
Chairman
9. Recommendation of the Swiss Takeover Board
The Exchange Offer was submitted to the Swiss Takeover Board. In its recommendation dated 12 December 2006, the Swiss Takeover Board determined that the Exchange Offer complies with Swiss takeover laws.
The Swiss Takeover Board granted the following exceptions from article 4 TOO:
–	Reduction of the cooling-off period to one trading day (article 14 para. 2 TOO);

–	Waiver from declaration of the number of equity securities of the offeree company bought and sold by the Offeror in the 12 months preceding the offer (article 19 para. 1 lit. g and para. 2 TOO);

–	Waiver from auditor’s valuation of the securities offered in exchange (article 24 para. 5 TOO).
10. Consummation of the Exchange Offer
10.1 Information/Registration
Depositaries
Shareholders holding their IsoTis Swiss Shares in a deposit account with a bank in Switzerland will be informed about the Exchange Offer by their depositary bank, and are asked to proceed in accordance with the instructions of their depositary bank.
Shareholders with a shareholder deposit
Shareholders who keep their IsoTis Swiss Shares in a shareholder deposit and to whom this Exchange Offer is addressed, will be informed about the Exchange Offer by SAG SIS Aktienregister AG, Olten which is mandated with share register management of IsoTis.
10.2 Exchange and Paying Agents
Bank Sarasin & Co. Ltd has been appointed by IsoTis as the Swiss acceptance, paying and exchange agent for this Exchange Offer. ABN AMRO Bank N.V. has been appointed by IsoTis as the Dutch acceptance, paying and exchange agent for this Exchange Offer. RBC Capital Markets has been appointed by IsoTis as the Canadian/US soliciting dealer for this Exchange Offer.

10.3 Tendered IsoTis Swiss Shares
IsoTis Swiss Shares which have been tendered through the Swiss Exchange Agent for exchange to IsoTis Inc. may be traded on a second SWX trading line. If shares are so tendered, the depositary banks will assign them a new security number 2 791 109. These securities only exist in book-entry form; a physical delivery is not possible.
When trading tendered IsoTis Swiss Shares on the second line, the usual exchange fees and commission become due, which are to be borne by the selling, respectively, buying Shareholders.
The trading on the second trading line will probably be discontinued after the expiration of the Additional Acceptance Period.
10.4 Withdrawal Rights
IsoTis Swiss Shares tendered pursuant to the Exchange Offer during the Offer Period may be withdrawn by or on behalf of the tendering Shareholder at any time until the end of the Offer Period.
During an extension of the Offer Period, any IsoTis Swiss Shares previously tendered and not withdrawn will remain subject to the Exchange Offer.
IsoTis Swiss Shares tendered during the Additional Acceptance Period may be withdrawn by or on behalf of the tendering Shareholder from 29 January 2007 until the end of the Additional Acceptance Period. Any IsoTis Swiss Shares previously tendered and not withdrawn will remain subject to the Exchange Offer.
Shareholders selling tendered IsoTis Swiss Shares on the second trading line of the SWX Swiss Exchange shall be deemed to have withdrawn such IsoTis Swiss Shares prior to such sale and the acquirer shall be deemed to have tendered such shares upon such purchase. Alternatively, Shareholders may also withdraw previously tendered IsoTis Swiss Shares from the second trading line of the SWX Swiss Exchange and sell such IsoTis Swiss Shares on the principal trading line of the SWX Swiss Exchange.
10.5 Exchange and Settlement
Assuming that no extension of the Offer Period and no postponement of the Settlement Dates occur as set out in chapter 1.5 above, the exchange of IsoTis Swiss Shares tendered during the Offer Period and during the Additional Acceptance Period for IsoTis US Shares and the settlement of the cash amounts to be paid for fractional entitlements is expected to take place on or about 26 January 2007 for IsoTis Swiss Shares tendered during the Acceptance Period (i.e., on the First Settlement Date) and on or about 14 February 2007 for IsoTis Swiss Shares tendered during the Additional Acceptance Period (i.e., on the Second Settlement Date).

10.6 Dividend Rights
The right to dividends of the new IsoTis US Shares resulting from the Exchange Offer will arise from the date of their issuance.
10.7 Costs and Taxes
Costs
IsoTis estimates that the direct costs (including taxes), which will be incurred in connection with the creation of the holding structure, will amount to USD 2-2.5 million.
Swiss Securities Transfer Tax
The exchange of IsoTis Swiss Shares deposited with banks in Switzerland and tendered during the Offer Period or the Additional Acceptance Period is settled free of fees and charges to the Shareholders. IsoTis Inc. will bear the Swiss Securities Transfer Tax (Umsatzabgabe) and the stock exchange fees imposed on the sale if applicable.
Swiss Income and Profit Tax
Shareholders who are resident in Switzerland for tax purposes and hold their IsoTis Swiss Shares as private assets:
–	For Shareholders who tender their IsoTis Swiss Shares pursuant to the Exchange Offer, the share-to-share exchange should, in accordance with the general principles, qualify as a tax neutral restructuring. Different rules apply if a Shareholder qualifies as a so-called securities trader (Quasi-Wertschriftenhändler).

–	Shareholders who do not tender their IsoTis Swiss Shares pursuant to the Exchange Offer and who receive IsoTis US Shares as the result of an invalidation of the remaining IsoTis Swiss Shares according to Art. 33 SESTA (see chapter 4.2 ‘Intentions of IsoTis Inc. regarding IsoTis’): Such compensation should not be subject to Swiss income taxation.

–	Should IsoTis Inc. acquire less than 98% but 90% or more of the voting rights of IsoTis, IsoTis Inc. currently plans to merge IsoTis with a Swiss company controlled by IsoTis Inc. (see chapter 4.2 ‘Intentions of IsoTis Inc. regarding IsoTis’). Shareholders who do not tender their IsoTis Swiss Shares pursuant to the Exchange Offer will then receive a compensation other than ownership interests in the surviving entity (presumably IsoTis US Shares). If this compensation is paid by IsoTis Inc., the compensation should not be subject to Swiss income taxation. If the compensation is paid by the merged entity, Swiss income tax consequences may result for the Shareholders.

–	On 23 June 2006, the Swiss Federal Parliament decided upon new legislation (dringende Anpassungen bei der Unternehmensbesteuerung). The new law will enter into force on 1 January 2007 and it will have retroactive effect for the assessments of income which has been realized since 2001, i.e. it will be applicable to the proposed transaction. It cannot be excluded that the competent tax authorities will qualify specific actions as an indirect partial liquidation of IsoTis according to the draft circular No. 14 of the Swiss Federal Tax Administration published on 10 November 2006. In such case, the amount qualified as distribution by the competent tax authorities would be subject to income taxation.
Shareholders who are resident in Switzerland for tax purposes or hold their IsoTis Swiss Shares through a permanent establishment or a fixed place of business in Switzerland and who hold their IsoTis Swiss Shares as part of their business assets (including so-called securities traders):
For Shareholders who tender their IsoTis Swiss Shares pursuant to the Exchange Offer, the book principle should apply. Any gain realized in the tax accounts as a result of the Exchange Offer (or in case of an invalidation of the remaining IsoTis Swiss Shares or a later squeeze-out merger of the company) will be part of the taxable income or profit.
The principles set out above have been confirmed by the Vaud Cantonal Tax Administration and the Swiss Federal Tax Administration for the purposes of Direct Federal Tax and Vaud Cantonal and Communal Income and Profit Taxes.
Shareholders who are not resident in Switzerland for tax purposes:
Any income realized as a result of the Exchange Offer (or in case of an invalidation of the remaining IsoTis Swiss Shares or a later squeeze-out merger of the Company) should not be subject to Swiss income or profit taxes if the Shareholder is not resident in Switzerland for tax purposes and does not hold the IsoTis Swiss Shares as part of a permanent establishment in Switzerland or through a fixed place of business in Switzerland.
Swiss Withholding Tax
The Exchange Offer should not lead to the Swiss withholding tax (Verrechnungssteuer) consequences.
In case of an invalidation of the remaining IsoTis Swiss Shares pursuant to Art. 33 SESTA (squeeze-out), the Shareholders who do not tender their IsoTis Swiss Shares pursuant to the Exchange Offer will presumably receive IsoTis US Shares. Such compensation should not be subject to the Swiss withholding tax.
The Shareholders who do not tender their IsoTis Swiss Shares under the Exchange Offer will receive a compensation (most likely IsoTis US Shares) as a result of the squeeze-out merger of IsoTis with a direct or indirect subsidiary of IsoTis Inc. If such compensation is paid by IsoTis Inc., the compensation should not be subject to the Swiss withholding tax. If the compensation is borne by the merged entity, the compensation will be subject to the Swiss withholding tax. It can currently not be excluded that the compensation will be borne by the merged entity. The Swiss withholding tax will be refunded partially, fully or not at all, depending upon the tax status and country where the Shareholder is resident for tax purposes.

The principles set out above have been confirmed by the Swiss Federal Tax Administration in relation to the Swiss withholding tax.
Shareholders are advised to have the Swiss and non-Swiss tax consequences of the Exchange Offer and the possible invalidation of non-tendered IsoTis Swiss Shares pursuant to article 33 SESTA or squeeze-out merger assessed by their own tax advisor.
US withholding tax on future dividend payments
Shareholders are advised to read the detailed US withholding tax discussion in Exhibit B of the printed Offer Memorandum and to seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
Canadian income tax
In circumstances where all relevant requirements under the Income Tax Act (Canada) are met, qualifying Canadian Shareholders may obtain a Canadian tax deferral on the exchange of their IsoTis Swiss Shares for IsoTis US Shares, as addressed in more detail in the Canadian income tax discussion under the Foreign Offer Memorandum. One of these requirements is that only IsoTis US Shares be received as part of the exchange, and it is not quite clear whether the Canadian tax authorities would acknowledge that the tax deferral should be available where even a nominal amount of cash is received in lieu of a fractional IsoTis Swiss Share. For this reason, Canadian Shareholders should tender their IsoTis Swiss Shares under the Foreign Offer Memorandum, which accommodates a simplified procedure for waiving any minor cash consideration in lieu of a fractional share and is designed to improve a Canadian Shareholder’s prospects of obtaining the expected tax deferral treatment. All Canadian Shareholders should review the more detailed Canadian income tax discussion under the Foreign Offer Memorandum.
Canadian Shareholders who nevertheless are considering tendering their IsoTis Swiss Shares under this Offer Memorandum (instead of under the Foreign Offer Memorandum) should consult with their own tax advisors in advance of so tendering.
10.8 Squeeze-out and Delisting
As set out in chapter 4.2 ‘Intentions of IsoTis Inc. regarding IsoTis’ of this Offer Memorandum, IsoTis Inc. intends to delist the IsoTis Swiss Shares as soon as possible from the SWX Swiss Exchange, Euronext Amsterdam N.V. and the Toronto Stock Exchange and to squeeze-out or compensate (squeeze-out merger), respectively, any remaining Shareholder, to the extent permitted by law. As set out above, Shareholders are advised that the squeeze-out merger may result in material adverse tax consequences for Shareholders who have not tendered their IsoTis Swiss Shares in the Exchange Offer (see chapter 10.7 ‘Swiss Withholding Tax’).
10.9 Trading of the Tendered IsoTis Swiss Shares on the SWX Swiss Exchange
It is expected that the tendered IsoTis Swiss Shares (Security Number 2 791 109, ISIN CH0027911095 will be traded on a second line in the main segment of the SWX Swiss Exchange from 15 December 2006 to 19 January 2007 (expiration of Offer Period) and from 29 January 2007

(one trading day after the First Settlement Date) to 7 February 2007 (expiration of Additional Acceptance Period). The SWX Swiss Exchange ticker symbol will be ISONE.
11. Table of Contents of the Foreign Offer Memorandum
The Foreign Offer Memorandum has the following content:

1	Restrictions
1.1	General
1.2	United States
1.3	Canada
1.4	Switzerland
2	Important information
3	Definitions
4	Table of contents
5	Summary
5.1	The Exchange Offer
5.2	Rationale for the Exchange Offer
5.3	Substantiation and motivation of the Consideration
5.4	Recommendation by the Board
5.5	IsoTis Swiss Shares and options held directly or indirectly by members of the Board
5.6	Exchange Offer Conditions
5.7	Acceptance Period
5.8	Declaring the Exchange Offer unconditional (gestanddoening)
5.9	Extension
5.10	Settlement
5.11	Post-Acceptance Period

5.12	The Offeror
5.13	Delisting
5.14	Listing of IsoTis US Shares
5.15	Future dividend policy
5.16	Organizational and social consequences
5.17	Future composition of the Board
5.18	Future legal structure
5.19	Announcements
5.20	Envisaged timetable
6	Invitation to the Shareholders
6.1	Consideration
6.2	Acceptance by Shareholders holding IsoTis Swiss Shares through an Admitted Institution to Euronext
6.3	Acceptance by Shareholders holding IsoTis Swiss Shares through a broker/dealer in Canada
6.4	Representations and warranties by tendering Shareholders
6.5	Withdrawal rights
6.6	Exchange Offer Conditions
6.7	Acceptance Period
6.8	Declaring the Exchange Offer unconditional (gestanddoening)
6.9	Extension
6.10	Listing of IsoTis US Shares
6.11	Settlement
6.12	Post-Acceptance Period
6.13	Dividend
6.14	Commission
6.15	Restrictions
6.16	Announcements

7	Explanation and background to the Exchange Offer
7.1	Introduction
7.2	Rationale for the Exchange Offer
7.3	Substantiation and motivation of the Consideration
7.4	Future strategy
7.5	Future legal structure
7.6	Delisting
7.7	Listing of IsoTis US Shares
7.8	Future dividend policy
7.9	Organizational and social consequences
7.10	Options
7.11	Offeror’s 2006 Incentive Award Plan
7.12	IsoTis Swiss Shares and options held directly or indirectly by members of the Board
7.13	Future composition of the Board
8	Recommendation by the Board
9	Letter to the Shareholders
10	Information regarding IsoTis
10.1	General information
10.2	Business information
10.3	Organizational structure
10.4	Current strategy and business objectives
10.5	Selected financial data
10.6	Operating and financial review and prospects
10.7	Dividend
10.8	Capital and shares

10.9	Executive Compensation
10.10	Indebtedness of directors and officers
10.11	Interest of management and others in material transactions
10.12	Related party transactions
10.13	Major Shareholders
10.14	Previous distributions and purchases
10.15	Price range and trading volume of IsoTis Swiss Shares
10.16	Options
10.17	Information regarding the IsoTis Swiss Shares
10.18	Litigation
11	Information regarding the Offeror
11.1	Incorporation
11.2	Registered office and Chamber of Commerce
11.3	Purpose and business of the Offeror
11.4	Board of Directors
11.5	Capital and shares
11.6	Information regarding IsoTis US Shares
11.7	Listing and market information relating to the NASDAQ Global Market
12	Risk Factors
12.1	Risks relating to the Exchange Offer
12.2	Risks relating to the Company
12.3	Risks relating to the IsoTis US Shares
13	Declarations pursuant to the Dutch Decree and the Canadian Offer Rules
14	Tax aspects of the Exchange Offer
14.1	Dutch tax aspects of the Exchange Offer

14.2	Swiss tax aspects of the Exchange Offer
14.3	Material U.S. federal income tax aspects of the Exchange Offer
14.4	Canadian tax aspects of the Exchange Offer
15	Other information
15.1	Available documents
15.2	Exchange and Paying Agents
15.3	Statutory rights
15.4	Directors’ approval
15.5	Material contracts
16	Consent of independent registered public accounting firm
17	Report of chief financial officer
18	Certificate of IsoTis, Inc. and IsoTis SA
19	Press releases
19.1	Press release - 6 November 2006
19.2	Press release - 9 November 2006
19.3	Press release - 1 December 2006
20	Nederlandse samenvatting van het bod
20.1	Beperkingen
20.2	Belangrijke informatie
20.3	Definities
20.4	Uitnodiging aan de Aandeelhouders
20.5	Het Ruilbod
20.6	Aanmelding door Aandeelhouders die IsoTis Zwitserse Aandelen houden via een Aangesloten Instelling bij Euronext

20.7	Achtergrond van het Ruilbod
20.8	Aanbeveling door de Raad van Bestuur
20.9	Voorwaarden, aanmeldingstermijn, gestanddoening, verlenging en afwikkeling
20.10	De Bieder
20.11	Beursnotering
20.12	Juridische structuur van IsoTis na het Ruilbod
20.13	Dividendbeleid
20.14	Organisatorische en maatschappelijke consequenties
20.15	Samenstelling van de Raad van Bestuur
20.16	Aankondigingen
20.17	Voorgenomen tijdsplanning
21	Financial statements of IsoTis
21.1	Unaudited condensed consolidated financial information for the nine month period ended 30 September 2006
21.2	Notes to condensed consolidated financial statements of ISOTIS SA (unaudited)
21.3	Consolidated financial information for the years 2005, 2004 and 2003
22	Financial statements of the Offeror
22.1	Opening balance sheet IsoTis, Inc.
22.2	Consolidated pro forma balance sheet and statement of operations IsoTis, Inc.
23	Advisers to the Offeror and IsoTis
The full text of the Foreign Offer Memorandum can be obtained free of charge from the Dutch Exchange Agent and the Canadian/US Soliciting Dealer (see chapter 14 ‘Addresses’ below) and is available on the Company’s website at http://investors.isotis.com.

12. Applicable Law and Place of Jurisdiction
This Exchange Offer, and all rights and obligations arising under or in connection with this Exchange Offer, shall be governed and construed in accordance with the laws of Switzerland. Exclusive place of jurisdiction for all disputes arising out of or in connection with this Exchange Offer is the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland, venue being Zurich 1, with the right to appeal to the Swiss Federal Court (Schweizerisches Bundesgericht) in Lausanne as provided by law, whose judgment shall be final, for all purposes relating to this Exchange Offer.
13. Indicative Timetable

Start of the Offer Period:	15 December 2006
End of the Offer Period*:	19 January 2007, 4:00 p.m. CET

Publication of the preliminary interim result*:	22 January 2007
Publication of the definitive interim result*:	25 January 2007

First Settlement Date of the share exchange and cash
payments for any fractional entitlements*:	26 January 2007

Start of the Additional Acceptance Period*:	25 January 2007
End of the Additional Acceptance Period*:	7 February 2007, 4:00 p.m. CET

Publication of preliminary end result*:	8 February 2007
Publication of definitive end result*:	13 February 2007

Second Settlement Date of the share exchange and cash
payments for any fractional entitlements*:	14 February 2007

*	IsoTis Inc. reserves the right to extend the Offer Period once or several times in accordance with chapter 1.4 in which case the subsequent dates will be postponed.

14. Addresses
Copies of this Offer Memorandum in German, French or English, and copies of the IsoTis Articles of Association and the IsoTis Bylaws, may be obtained free of charge from Bank Sarasin & Co. Ltd. Copies of the Foreign Offer Memorandum may be obtained free of charge from ABN AMRO

Bank N.V. and RBC Capital Markets. Copies of the Offeror Certificate of Incorporation and the Offeror Bylaws (only in English) may be obtained free of charge from RBC Capital Markets. Copies of any of the aforementioned documents are also available on the Company’s website at http://investors.isotis.com.

IsoTis SA	Swiss Exchange and Paying Agent:
Attn. Robert J. Morocco	Bank Sarasin & Co. Ltd
2 Goodyear	Löwenstrasse 11
Suite B	8022 Zürich
Irvine, California 92618	Switzerland
Telephone: +1 949 595 8710	Telephone: +41 44 213 96 79
Fax: +1 949 595 8711	Fax: +41 44 213 9698
E-mail: infous@isotis.com	E-mail: corporate.finance@sarasin.ch

Rue de Sébeillon 1-3
1004 Lausanne
Switzerland
Telephone: +41 21 620 6000
Fax: +41 21 620 6060
E-mail: investor.relations@isotis.com

Dutch Exchange and Paying Agent:	Canadian/U.S. Soliciting Dealer:
ABN AMRO Bank N.V.	RBC Capital Markets
Attn. Servicedesk MF 7020	277 Front Street West
Kemelstede 2	5th Floor
4817 ST Breda	Toronto, Ontario
The Netherlands	M5V 2X4 Canada
Telephone: +31 76 579 9455	Telephone: +1 416 842 5349
Fax: +31 76 579 9643	Fax: +1 416 313 6066
E-mail: so.servicedesk.wcs@nl.abnamro.com	E-mail: Distribution@rbcds.com

Exhibits
A. Opening balance sheet IsoTis Inc.
Isotis, Inc
(US Dollars)
BALANCE SHEET
November 3, 2006

ASSET
Cash	1,000

SHAREHOLDERS EQUITY
Common Stock, $0.0001 par value; 100 shares issued and outstanding on November 3, 2006

Additional paid in capital	1,000

B. US Withholding Tax on future dividend payments
Scope of this Discussion
TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF US FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY PROSPECTIVE INVESTORS, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE UNITED STATES INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE ISSUER (I.E., THE OFFEROR) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) PROSPECTIVE INVESTORS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
This section summarizes certain material US federal income tax considerations relating to the Exchange Offer. This discussion is not tax advice. This discussion is for general information purposes only and is not a complete analysis or listing of all potential US federal income tax consequences that may apply to you as a result of participating in the Exchange Offer. This discussion does not deal with all of the US federal income tax consequences of participation in the Exchange Offer that may be relevant to: (a) a person in light of that person’s particular circumstances, or (b) persons subject to special rules, such as:
•	banks, insurance companies, and other financial institutions;

•	pension plans;

•	regulated investment companies;

•	tax-exempt organizations;

•	brokers or dealers in securities or currencies;

•	traders in securities who elect to use a mark-to-market method of accounting for their securities;

•	partnerships or other pass-through entities or holders of interests therein;

•	“controlled foreign corporations” and “passive foreign investment corporations;”

•	persons holding (directly, indirectly, or constructively) more than 5% of IsoTis US Shares;

•	persons holding shares as part of a straddle, hedge, conversion or constructive sale transaction, synthetic security, integrated transaction, or other arrangement involving more than one position;

•	persons holding shares other than as a capital asset;

•	persons who are subject to the alternative minimum tax;

•	persons who are not individuals;

•	persons whose functional currency is not the US dollar; and

•	certain US expatriates and former citizens or long-term residents of the US.
The Offeror has not obtained, nor does it intend to obtain, a ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the tax consequences to anyone accepting the Exchange Offer. This discussion is not binding on the IRS, and the IRS is not precluded from asserting a position different from or contrary to the positions summarized in this discussion or otherwise recharacterizing the exchange transaction in whole or in part. Because the authorities on which this discussion is based are subject to various interpretations, the IRS and the US courts could disagree with one or more of the positions stated in this discussion. In addition, this discussion does not address the US estate, US state and local, foreign or other tax consequences of participating in the Exchange Offer.
This discussion is not intended to be, and should not be construed as, legal or US federal income tax advice. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.
Authorities
This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the US Treasury Regulations promulgated thereunder, published revenue rulings and revenue procedures of the IRS, applicable legislative history, and judicial decisions, in each case in effect and available as of the date of this document. All such authorities are subject to differing interpretation or change at any time, either prospectively or retroactively, and any such change could materially affect the federal income tax consequences described below. This discussion does not discuss the potential effects, whether adverse or beneficial, of any proposed regulations or legislation that, if enacted, could be applied on a retroactive basis.
US Holders and Non-US Holders
For purposes of this discussion, all references to “holders” are to beneficial owners of IsoTis US Shares. The US federal income taxation of a holder will vary significantly depending on whether a holder is a “US holder” or a “non-US holder.” For purposes of this discussion, a US holder means a holder who for US federal income tax purposes is:
•	an individual who is a citizen or resident of the US;

•	a corporation, or other entity taxable as a corporation for US federal income tax purposes, created or organized in the US or under the laws of the US or of any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for US federal income tax purposes regardless of its source; or

•	a trust, if (1) a US court is able to exercise primary supervision over the administration of the trust and one or more US persons have authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable US Treasury Regulations to be treated as a US person.
A non-US holder is any holder that is not a US holder.
US Federal Income Taxation of Distributions on IsoTis US Shares

US Holders
Distributions on IsoTis US Shares generally will constitute dividends for US federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under US federal income tax principles. If a distribution exceeds the current and accumulated earnings and profits of the Offeror, the excess will be treated as a tax-free return of the US holder’s investment, up to the amount of such holder’s adjusted tax basis in the IsoTis US Shares (reducing, but not below zero, such basis in the amount of such tax-free return). Any remaining excess will be treated as capital gain.
Information Reporting and Backup Withholding
A backup withholding tax (currently 28%) will apply to dividends paid on, and to proceeds from the disposition of, IsoTis US Shares held by a US holder, unless such holder complies with specific reporting and certification procedures. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against a US holder’s US federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds the US holder’s actual US federal income tax liability and the US holder timely files with the IRS an appropriate claim.
Non-US Holders
For US federal income tax purposes, distributions on IsoTis US Shares generally will constitute dividends, a tax-free return of the non-US holder’s investment, and/or capital gain, which determination is described above with respect to US Holders.
Dividends paid to a non-US holder generally will be subject to withholding of US federal income tax at a rate of 30% of the gross amount, or any lower rate that may be specified by an applicable income tax treaty if the non-US holder complies with applicable compliance and certification requirements. Non-US holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-US holder that is eligible for a reduced rate of US federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.
Dividends that are effectively connected with a non-US holder’s conduct of a trade or business in the US or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the US, generally are exempt from US withholding tax provided that the non-US holder complies with applicable certification and disclosure requirements, and instead generally are taxed in the manner applicable to US persons. In addition, dividends received by a non-US holder that is a corporation that are effectively connected with the conduct of a trade or business in the US may be subject to a branch profits tax at a 30% rate, or any lower rate as may be specified in an applicable income tax treaty.
Backup Withholding and Information Reporting
The Offeror generally must report annually to the IRS the gross amount of the distributions on IsoTis US Shares paid to a non-US holder, such holder’s name and address, and the tax withheld, if any, with respect to such distributions. A similar report generally is sent to such holder. These information reporting requirements apply even if withholding was not required.
Non-US holders may have to comply with specific certification procedures to establish that the holder is not a US person in order to avoid backup withholding with respect to dividends on IsoTis US Shares. The gross amount of dividends paid to a non-US holder that fails to certify its non-US holder’s status in accordance with the applicable US Treasury Regulations generally will be reduced by backup withholding at the applicable rate, currently 28%. Dividends paid to non-US holders subject to the US withholding tax, as described above, generally will be exempt from US backup withholding.
Under the provisions of an applicable income tax treaty or agreement, copies of information returns may be made available to the tax authorities of the country in which the non-US holder resides or is incorporated.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-US holder generally can be refunded or credited against the non-US holder’s US federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.
Non-US holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them and the availability and procedure for obtaining an exemption from backup withholding under current US Treasury Regulations.